Exhibit 10.2
NEW NYCON, INC.

NON-COMPETE AGREEMENT

By this Agreement effective March 31 2010, for good and valuable consideration, the receipt of which is hereby acknowledged by the undersigned Officers of New Nycon, Inc. (“Seller”), Seller hereby agrees not to directly or indirectly compete with the business of NYCON CORPORATION (“Buyer”) and its successors and assigns by engaging in any activities in the continental United States involving the manufacture, distribution or sale of any re-enforcing and/or recyclable fibers used in congealable materials such as asphalt or concrete (“Business Operations”) for a  period of six (6) years following the closing of the asset purchase transaction pursuant to the Asset Purchase Agreement of even date herewith between Buyer and Seller or until the discontinuance of the Business Operations of Buyer, whichever occurs first (“Non-Compete Period”).

During the Non-compete Period, Seller shall not own, manage, operate or consult in a business in the continental United States substantially similar to or competitive with the Business Operations of Buyer or such other business activity in which Buyer may substantially engage during the term of this Agreement.

Seller acknowledges and agrees that the services, creations, trade secrets of Buyer and Buyer’s customers and contacts developed by Buyer are or are intended to be marketed and licensed to customers throughout the United States.  Seller further acknowledges and agrees to the reasonableness of the above outlined non-compete restriction and the reasonableness of the geographic area and duration of time which are a part of this Agreement.

Any attempt on the part of Seller to induce employees of Buyer to leave Buyer’s employ, or any effort by Seller to interfere with Buyer’s relationship with its employees would be harmful and damaging to Buyer.  Seller agrees that during the Non-compete Period, Seller will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Buyer to quit employment with Buyer; (ii) otherwise interfere with or disrupt Buyer’s relationship with its employees; (iii) solicit, entice, or hire away any employee of Buyer; or (iv) hire or engage any employee of Buyer or any former employee of Buyer whose employment with Buyer ceased less that one (1) year before the date of this Agreement.

During the Non-Compete Period, Seller will not divert or attempt to divert from Buyer any business Buyer has enjoyed or solicited from its customers including any former customers of Seller.

Seller acknowledges that Buyer may, in reliance of this Agreement, provide Seller access to trade secrets, customers and other confidential data and good will of Buyer.  Seller agrees to retain said information as confidential and not to use said information on its own behalf or disclose same to any third party.

This Non-Compete Agreement shall extend throughout the Continental United States.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, and personal representatives.

NEW NYCON, INC. (Seller)

By:	/s/ Brent Kopenhaver	Dated:	March 31, 2010

NYCON CORPORATION (Buyer)

By:	/s/ Barry E. Fleck	Dated:	March 31, 2010